Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS SECOND QUARTER OPERATING INCOME OF $173 MILLION, OR $1.63 PER DILUTED COMMON SHARE

For the second quarter of 2014, company reports:

•	Annualized return on average common equity of 14.5%

•	Annualized operating return on average common equity of 13.1%

•	Growth in diluted book value per common share of 5% to $49.69

Pembroke, Bermuda, July 29, 2014 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the second quarter of 2014 of $191 million, or $1.79 per diluted common share, compared with $72 million, or $0.62 per diluted common share, for the second quarter of 2013. Net income available to common shareholders for the six months ended June 30, 2014, was $328 million, or $3.03 per diluted common share, compared with $375 million, or $3.19 per diluted common share, for the corresponding period of 2013.

Operating income1 for the second quarter of 2014 was $173 million, or $1.63 per diluted common share, compared with $50 million, or $0.43 per diluted common share, for the second quarter of 2013. For the six months ended June 30, 2014, AXIS Capital reported operating income of $310 million, or $2.86 per diluted common share, compared with $278 million, or $2.36 per diluted common share, for the first six months of 2013.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Second Quarter Highlights2

•	Gross premiums written increased 1% to $1.2 billion, with growth of 9% in our reinsurance segment partially offset by a decrease in written premiums of 3% in our insurance segment;

•	Net premiums written increased 1% to $1.0 billion;

•	Net premiums earned increased 6% to $1.0 billion;

•	Combined ratio of 90.8%, compared to 101.7%;

•	Current accident year loss ratio of 65.1%, compared to 72.4%;

•
Estimated natural catastrophe and weather-related pre-tax net losses of $36 million, primarily related to U.S. weather events, compared to $140 million (net of reinstatement premiums) incurred during the second quarter of 2013;

•	Net favorable prior year reserve development of $85 million (benefiting the combined ratio by 8.5 points), compared to $42 million (benefiting the combined ratio by 4.4 points);

•	Net investment income of $115 million, compared to $83 million;

•	Pre-tax total return on cash and investments of 1.6%, compared to (1.3%);

•	Net income available to common shareholders of $191 million and annualized return on average common equity of 14.5%, compared to $72 million and 5.6%;

•	Operating income of $173 million, representing an annualized operating return on average common equity of 13.1%, compared to $50 million and 3.9%;

•	Net cash flows from operations of $241 million, compared to $236 million;

•	Share repurchases during the quarter totaling $139 million;

•	Diluted book value per common share of $49.69, a 5% increase during the quarter and a 16% increase over the last 12 months;

•	Dividends declared of $0.27 per common share, compared to $0.25 per common share;

•	Growth in diluted book value per common share adjusted for dividends of $2.83, or 6%, per common share.

2 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the second quarter 2014 financial results, Albert Benchimol, President and CEO of AXIS Capital said "AXIS reported strong results for the second quarter, with operating income of $1.63 per diluted share, annualized operating ROE of 13.1% and diluted book value per share of $49.69 at the end of the quarter.  Adjusted for dividends, diluted book value grew 6% during the quarter and 19% over last year.  Underlying these results is the continued rebalancing of our portfolio toward lower volatility and non-correlating lines creating greater efficiency of capital overall.  During this year, we have already repurchased 7 million shares, representing 6% of our opening equity, for $318 million, in addition to distributing $59 million in dividends to shareholders.

Despite more challenging market conditions, I am highly  confident in the power of our market presence and our delivery of service and technical know-how. We remain well positioned to access and win high quality business in all key markets. These attributes, combined with gains we expect to reap heading into 2015 from our various initiatives,  independent of the property and casualty pricing cycle, will support our achievement of superior results with less volatility.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $754 million in the quarter ended June 30, 2014, down $27 million, or 3%, from the second quarter of 2013. The property, professional and credit and political risk lines of business drove the decrease and were partially offset by growth in our accident and health business and, to a lesser extent, an increase in our liability lines. Property lines were impacted by timing differences in renewals of certain contracts and increasingly competitive market conditions. The professional lines decrease was driven by the reshaping of our U.S. D&O portfolio. Credit and political risk decrease reflected a lower volume of new business written during the quarter compared to the same quarter in the prior year. These decreases were partially offset by our accident and health lines which benefitted primarily from higher renewal premiums and continued strong new business production. Increases in the liability lines reflected growth in the U.S. casualty markets. These lines were also the primary drivers of the 2% decrease in gross premiums written for the first six months of 2014 to $1.4 billion.

Net premiums written were $541 million in the second quarter of 2014, a decrease of 3% for the current quarter compared to the second quarter of 2013.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

For the first six months of 2014 net premiums written were $998 million and were comparable to the same period of 2013, with the decreases in gross premiums written offset by changes in certain of our ceded reinsurance programs.

Net premiums earned increased by 8% and 10% in the three and six months ended June 30, 2014, respectively, over the comparative periods in 2013 and reflected the growth in professional, accident and health and liability lines in recent periods, as well as the positive impact of the reductions in our ceded reinsurance programs.

Our insurance segment reported underwriting income of $13 million for the current quarter, compared to a loss of $55 million for the second quarter of 2013. The current quarter’s underwriting results reflected a combined ratio of 97.2%, compared with 113.2% in the prior year quarter. The segment’s current accident year loss ratio decreased from 80.0% in the second quarter of 2013 to 70.7% this quarter. This decrease was driven primarily by the level of natural catastrophe and weather-related losses. The second quarter of 2014 was impacted by aggregate pre-tax net losses of $30 million, or 6.6 points, due to U.S. weather-related events. Comparatively, the second quarter of 2013 included aggregate pre-tax net losses emanating from natural catastrophe and weather-related events (inclusive of premiums to reinstate reinsurance protection) of $90 million, or 21.0 points. The segment's current accident year loss ratio in the second quarter of 2014 was also impacted by a higher underlying loss ratio for the property classes of business and a higher loss ratio for professional U.S. D&O classes established in Q4 2013 for business written in 2013, which continues to earn in 2014. A change in the business mix also increased the current accident year loss ratio during the second quarter of 2014, relative to the comparative quarter in 2013.

Net favorable prior year loss reserve development was $33 million, or 7.2 points, this quarter compared to $7 million, or 1.6 points, in the second quarter of 2013.

The segment's acquisition cost ratio increased for both the quarter and the year to date, due primarily to changes in business mix and a reduction in commissions received following the reductions in our ceded reinsurance programs.

For the six months ended June 30, 2014, we recognized an underwriting gain of $29 million, compared with an underwriting loss of $14 million for the same period of 2013. The variance was primarily driven by a reduction in natural catastrophe and weather-related losses of $61 million and an increase in favorable

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

prior year loss reserve development of $32 million, which were partially offset by an increase in the current accident year loss ratio due to the same factors that impacted the quarterly result.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $477 million in the second quarter of 2014, up $38 million, or 9%, from the second quarter of 2013. The increase in the gross premiums written was primarily due to growth in the professional lines, continued expansion of the agriculture lines and an increase in the level of multi-year contracts written. These increases were partially offset by decreases in our catastrophe and motor lines.

For the six months ended June 30, 2014, gross premiums written were $1.7 billion, up 7% from the comparative period in 2013. The segment's gross premiums written in the first half of 2014 were significantly impacted by a number of treaties written on a multi-year basis, especially in the property, motor and catastrophe lines, and include $90 million of premiums that relate to future underwriting years. After adjusting for the impact of the multi-year contracts, the increase in gross written premiums was driven by the agriculture lines and reflected our growth initiatives for this line of business.

Net premiums earned increased by 4% for both the second quarter and six months ended June 30, 2014, primarily reflecting growth in the business written in recent periods in the professional, agriculture and liability lines.

Our reinsurance segment reported underwriting income of $114 million for the current quarter, compared to $65 million for the second quarter of 2013. The segment’s combined ratio decreased to 79.3% for the current quarter, compared to 87.5% in the second quarter of 2013. This included a decrease in the current accident year loss ratio from 66.3% in the second quarter of 2013 to 60.4% this quarter. Current quarter's results included an insignificant amount of losses related to natural catastrophe and weather-related losses. Comparatively, the second quarter of 2013 included aggregate pre-tax net losses emanating from such events of $50 million (net of reinstatement premiums). After adjusting for the impact of the natural catastrophe and weather-related losses, the current accident year loss ratio increased by 3.0 points, primarily due to changes in the business mix. Net favorable prior year reserve development was $52 million, or 9.7 points, this quarter compared to $35 million, or 6.7 points, in the second quarter of 2013.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

For the six months ended June 30, 2014, we recognized underwriting income of $206 million compared to $195 million for the same period of 2013; the favorable variance was primarily driven by the reduced level of natural catastrophe and weather-related losses, which was partially offset by an increase in the current accident year loss ratio, which was impacted by changes in the business mix, and a higher acquisition cost ratio, which reflected higher acquisition costs paid on certain lines of business.

Investments

Net investment income of $115 million for the quarter represents a $32 million increase from the first quarter of 2014, and a $32 million year-over-year increase from the second quarter of 2013, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated $32 million of income in the current quarter, compared to income of $17 million in the first quarter of 2014 and income of $12 million in the second quarter of 2013. Our net investment income also benefitted from the growth in our fixed maturities and equity portfolios.

Net realized investment gains for the quarter were $33 million, compared to $11 million last quarter and $16 million in the second quarter of 2013.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Our total capital3 at June 30, 2014 was $7.4 billion, including $1.5 billion of senior notes and $0.6 billion of preferred equity, comparable to $6.8 billion at December 31, 2013. The increase was primarily attributable to the issuance, during the first quarter of 2014, of $500 million of senior unsecured notes. Net proceeds from this senior note offering are expected to be used towards the repayment of $500 million of AXIS Capital’s 5.75% senior unsecured notes that mature on December 1, 2014.

Diluted book value per common share, calculated on a treasury stock basis, increased by $2.56, or 5%, in the current quarter and by $7.02, or 16%, over the past twelve months, to $49.69 with the increase primarily driven by our operating income and increases in the fair value of our investments portfolio. During the second quarter of 2014 the Company declared common dividends of $0.27 per share, with the total common dividends declared of $1.06 per share over the past twelve months. Combined, the growth in the diluted book value per common share adjusted for dividends was $2.83, or 6% for the quarter and $8.08, or 19%, over the past twelve months.

During the quarter we repurchased 3.1 million common shares at an average price of $45.59 per share, for a total cost of $139 million. At July 29, 2014, we had $450 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2015.

3 Total capital represents the sum of total shareholders' equity attributable to AXIS Capital and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, July 30, 2014 at 8:00 AM (Eastern) to discuss the second quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the code 1-1-1-2-6-8-7. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-4-8-1-3-7. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended June 30, 2014 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity attributable to AXIS Capital at June 30, 2014 of $6.0 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2014 (UNAUDITED) AND DECEMBER 31, 2013

	2014	2013

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,598,897	$11,986,327
Equity securities, available for sale, at fair value	744,760	701,987
Other investments, at fair value	1,044,492	1,045,810
Short-term investments, at fair value and amortized cost	100,166	46,212
Total investments	14,488,315	13,780,336
Cash and cash equivalents	1,044,026	923,326
Restricted cash and cash equivalents	145,377	64,550
Accrued interest receivable	91,278	97,132
Insurance and reinsurance premium balances receivable	2,422,983	1,688,957
Reinsurance recoverable on unpaid and paid losses	1,954,985	1,929,988
Deferred acquisition costs	623,573	456,122
Prepaid reinsurance premiums	337,608	330,261
Receivable for investments sold	366	1,199
Goodwill and intangible assets	90,025	89,528
Other assets	247,921	273,385
Total assets	$21,446,457	$19,634,784

Liabilities
Reserve for losses and loss expenses	$9,805,988	$9,582,140
Unearned premiums	3,411,108	2,683,849
Insurance and reinsurance balances payable	272,062	234,412
Senior notes	1,490,427	995,855
Payable for investments purchased	237,019	21,744
Other liabilities	221,348	248,822
Total liabilities	15,437,952	13,766,822

Shareholders' equity
Preferred shares	627,843	627,843
Common shares	2,189	2,174
Additional paid-in capital	2,261,084	2,240,125
Accumulated other comprehensive income	272,664	117,825
Retained earnings	5,331,199	5,062,706
Treasury shares, at cost	(2,539,269)	(2,232,711)
Total shareholders' equity attributable to AXIS Capital	5,955,710	5,817,962
Noncontrolling interests	52,795	50,000
Total shareholders' equity	6,008,505	5,867,962
Total liabilities and shareholders' equity	$21,446,457	$19,634,784

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

	Three months ended		Six months ended
	2014	2013	2014	2013

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,000,400	$945,873	$1,946,349	$1,819,911
Net investment income	114,867	83,112	197,610	192,019
Net realized investment gains	33,261	16,235	43,882	60,713
Other insurance related income	1,683	435	4,766	1,030
Total revenues	1,150,211	1,045,655	2,192,607	2,073,673

Expenses
Net losses and loss expenses	565,829	642,899	1,110,036	1,081,313
Acquisition costs	191,862	169,719	363,899	315,209
General and administrative expenses	151,081	149,034	303,810	290,508
Foreign exchange losses (gains)	9,705	(10,320)	13,939	(45,201)
Interest expense and financing costs	19,975	15,260	36,569	31,095
Total expenses	938,452	966,592	1,828,253	1,672,924

Income before income taxes	211,759	79,063	364,354	400,749
Income tax expense (benefit)	9,500	(4,662)	13,625	5,469
Net income	202,259	83,725	350,729	395,280
Net income attributable to noncontrolling interests	1,573	—	2,795	—
Net income attributable to AXIS Capital	200,686	83,725	347,934	395,280
Preferred shares dividends	10,022	8,197	20,044	16,938
Loss on repurchase of preferred shares	—	3,081	—	3,081
Net income available to common shareholders	$190,664	$72,447	$327,890	$375,261

Per share data
Net income per common share:
Basic net income	$1.81	$0.63	$3.06	$3.23
Diluted net income	$1.79	$0.62	$3.03	$3.19
Weighted average number of common shares outstanding - basic	105,118	115,163	107,075	116,088
Weighted average number of common shares outstanding - diluted	106,289	116,671	108,329	117,660
Cash dividends declared per common share	$0.27	$0.25	$0.54	$0.50

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2014 AND 2013

	2014			2013
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$754,110	$477,169	$1,231,279	$781,055	$438,750	$1,219,805
Net premiums written	541,097	459,065	1,000,162	559,584	433,823	993,407
Net premiums earned	457,670	542,730	1,000,400	422,345	523,528	945,873
Other insurance related income	—	1,683	1,683	435	—	435
Net losses and loss expenses	(290,466)	(275,363)	(565,829)	(330,992)	(311,907)	(642,899)
Acquisition costs	(71,039)	(120,823)	(191,862)	(58,749)	(110,970)	(169,719)
Underwriting-related general and
administrative expenses(4)	(83,512)	(34,299)	(117,811)	(88,526)	(35,243)	(123,769)
Underwriting income (4)	$12,653	$113,928	126,581	$(55,487)	$65,408	9,921

Corporate expenses			(33,270)			(25,265)
Net investment income			114,867			83,112
Net realized investment gains			33,261			16,235
Foreign exchange (losses) gains			(9,705)			10,320
Interest expense and financing costs			(19,975)			(15,260)
Income before income taxes			$211,759			$79,063

Net loss and loss expense ratio	63.5%	50.7%	56.6%	78.4%	59.6%	68.0%
Acquisition cost ratio	15.5%	22.3%	19.2%	13.9%	21.2%	17.9%
General and administrative
expense ratio	18.2%	6.3%	15.0%	20.9%	6.7%	15.8%
Combined ratio	97.2%	79.3%	90.8%	113.2%	87.5%	101.7%

4Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2014 AND 2013

	2014			2013
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,355,831	$1,696,847	$3,052,678	$1,377,769	$1,588,518	$2,966,287
Net premiums written	997,789	1,666,957	2,664,746	992,264	1,571,582	2,563,846
Net premiums earned	906,884	1,039,465	1,946,349	824,224	995,687	1,819,911
Other insurance related income	—	4,766	4,766	1,030	—	1,030
Net losses and loss expenses	(569,889)	(540,147)	(1,110,036)	(548,328)	(532,985)	(1,081,313)
Acquisition costs	(136,096)	(227,803)	(363,899)	(116,009)	(199,200)	(315,209)
Underwriting-related general and
administrative expenses	(171,459)	(70,375)	(241,834)	(175,415)	(68,283)	(243,698)
Underwriting income (loss)	$29,440	$205,906	235,346	$(14,498)	$195,219	180,721

Corporate expenses			(61,976)			(46,810)
Net investment income			197,610			192,019
Net realized investment gains			43,882			60,713
Foreign exchange (losses) gains			(13,939)			45,201
Interest expense and financing costs			(36,569)			(31,095)
Income before income taxes			$364,354			$400,749

Net loss and loss expense ratio	62.8%	52.0%	57.0%	66.5%	53.5%	59.4%
Acquisition cost ratio	15.0%	21.9%	18.7%	14.1%	20.0%	17.3%
General and administrative
expense ratio	19.0%	6.7%	15.6%	21.3%	6.9%	16.0%
Combined ratio	96.8%	80.6%	91.3%	101.9%	80.4%	92.7%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

	Three months ended		Six months ended
	2014	2013	2014	2013

	(in thousands, except per share amounts)

Net income available to common shareholders	$190,664	$72,447	$327,890	$375,261
Net realized investment gains, net of tax(1)	(27,112)	(14,604)	(31,412)	(55,674)
Foreign exchange losses (gains), net of tax(2)	9,191	(10,879)	13,333	(45,132)
Loss on repurchase of preferred shares, net of tax(3)	—	3,081	—	3,081
Operating income	$172,743	$50,045	$309,811	$277,536

Earnings per common share - diluted	$1.79	$0.62	$3.03	$3.19
Net realized investment gains, net of tax	(0.25)	(0.13)	(0.29)	(0.48)
Foreign exchange losses (gains), net of tax	0.09	(0.09)	0.12	(0.38)
Loss on repurchase of preferred shares, net of tax	—	0.03	—	0.03
Operating income per common share - diluted	$1.63	$0.43	$2.86	$2.36

Weighted average common shares and common share
equivalents - diluted	106,289	116,671	108,329	117,660

Average common shareholders' equity	$5,263,537	$5,160,346	$5,258,993	$5,105,511

Annualized return on average common equity	14.5%	5.6%	12.5%	14.7%

Annualized operating return on average common equity	13.1%	3.9%	11.8%	10.9%

(1)
Tax cost of $6,149 and $1,631 for the three months ended June 30, 2014 and 2013, respectively, and $12,470 and $5,039 for the six months ended June 30, 2014 and 2013, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2)
Tax benefit (cost) of $514 and $559 for the three months ended June 30, 2014 and 2013, respectively, and $606 and ($69) for the six months ended June 30, 2014 and 2013, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

(3)	Tax impact is nil.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $151,081 and $149,034 for the three months ended June 30, 2014 and 2013, respectively, and $303,810 and $290,508 for the six months ended June 30, 2014 and 2013, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange gains (losses). We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income (loss) is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income (loss) to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income (loss)", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange gains (or losses) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange gains (or losses) on our available-for-sale investments in other comprehensive income and foreign exchange gains (or losses) realized upon the sale of these investments in net realized investment gains (or losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange gains (or losses) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange gains (or losses) in isolation are not a fair representation of the performance of our business.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange gains (losses) reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income (Loss)/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income (loss). Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income (loss) for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange gains (losses) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange gains (losses) arising from our underwriting portfolio. As a result, we believe that foreign exchange gains (losses) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income (loss).

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income (loss) provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com